Connetic Venture Capital Access Fund 486BPOS

Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Connetic Venture Capital Access Fund on Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 (File No. 333-274892) of our report dated May 28, 2026 on the financial statements of Connetic Venture Capital Access Fund, with respect to the Financial Highlights of Connetic Venture Capital Access Fund, which report appears in the 2026 Annual Report on Form N-CSR of Connetic Venture Capital Access Fund, dated June 9, 2026. We also consent to the reference to us under the heading, “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Registration Statement.

Crowe LLP

Costa Mesa, California

July 29, 2026